NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE:

NorthWestern Energy Clarifies Information Related to Colstrip Unit 4

Butte, Mont. - July 15, 2013 - On July 1st, Colstrip Unit 4, a 740MW net generation unit in which NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) owns a 30% share (222 megawatts (MW)), tripped off-line. Upon initial inspection, damage to the stator/rotor assembly was evident, consistent with a ground fault. PPL Montana (PPL), the operator of Colstrip Unit 4, currently is developing a repair schedule. It is expected the unit will remain under repair for at least six months.

Under the company's Reciprocal Sharing Agreement (RSA) with PPL, each party equally shares its allocation of the output, as well as the respective costs required to operate, maintain and repair each unit. Therefore the RSA effectively limits NorthWestern's share of the repair cost for this outage (and any other outage occurring at Colstrip Unit 3 or 4) to 15% of the total cost.   Also as a result of the RSA, NorthWestern will continue to receive a 15% share of the output of Colstrip Unit 3 (approximately 111MW at full capacity).

The estimate for total repair costs for the Unit is approximately $30 million, including the labor costs of installing the spare rotor and rewind kit. It is expected that a majority of these costs will be capital costs. NorthWestern's share of the total capital expenditures is estimated to be about $4.5 million.

NorthWestern Energy has already purchased power to replace the diminished energy from the Unit (less than 10% of the company's peak load); therefore, the company has adequate power to meet customer needs over the period. The cost related to the replacement power purchases will be included in the monthly electric tracker for proposed cost recovery with a prudency review by the Montana Public Service Commission at the conclusion of the tracker year in 2014.

PPL is required to maintain property damage insurance coverage on behalf of the Colstrip Unit 3 & 4 Owners. PPL has notified the insurance carrier of the potential damage claim. If an insurance claim is made, there is a proportionally allocated $2.5 million deductible for such an event.

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Media Contact:
Claudia Rapkoch
(866) 622-8081
Claudia.rapkoch@northwestern.com

Investor Contact:
Travis Meyer
(605) 978-2967
Travis.meyer@northwestern.com

About NorthWestern Energy (NYSE: NWE)
NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 673,200 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's website at www.northwesternenergy.com.